UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 8, 2017

Rosetta Stone Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34283	43837082
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1621 North Kent Street, Suite 1200, Arlington, Virginia 22209
(Address of principal executive offices, including zip code)

703-387-5800
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 8, 2017, Rosetta Stone Inc. (the “Company”) announced that it has named Mathew N. Hulett, 47, as President of Language, and appointed Mr. Hulett and Nicholas C. Gaehde, 56, President of Lexia Learning, both executive officers of the Company, effective August 21, 2017.

Mr. Hulett joints the Company most recently from Pioneer Square Labs, a Seattle-based startup studio where he served as Entrepreneur in Residence. Prior to that, from December 2015 to April 2017, Mr. Hulett served as the Chief Product Officer at TINYpulse, a privately held SaaS-based Human Resources technology provider, where he was responsible for driving product strategy, design and development. From May 2013 to September 2015, Mr. Hulett served as the Chief Executive Officer of Click Sales, Inc. (dba ClickBank), a privately held, top-100 internet retailer that provides digital lifestyle products to customers in 190 countries. Prior to ClickBank, Mr. Hulett served as Senior Vice President of RealNetwork’s games division from August 2010 to May 2013, where he led the right-sizing effort of the traditional gaming business and led the business’ turnaround strategy pivot into social and mobile gaming. Mr. Hulett has also held CEO, Chairman, President or other executive positions at various private and public companies, and has over a decade of experience in working with public and private company boards and investors. With over 20 years of experience, Mr. Hulett has led product, sales, marketing, operations, and engineering teams across a wide variety of business models from e-commerce, online advertising, consumer marketplaces, B2B SaaS, and freemium.

On July 28, 2017, the Board of Directors approved an executive employment agreement between Rosetta Stone Ltd., a wholly-owned subsidiary of the Company, and Mr. Hulett, as President of Language (the “Hulett Executive Employment Agreement”), effective as of August 21, 2017. Under the Hulett Executive Employment Agreement, Mr. Hulett will receive an annual salary of $350,000 and is eligible to participate in the Company’s annual non-equity incentive plan at an incentive target of 60% of base compensation. Mr. Hulett is also entitled to a short-term performance equity grant, with a target value at grant date of 75% of base compensation, and a long-term performance equity grant, with a target value at grant date of 100% of base compensation, both aligned to approved 2017 Language financial and operational goals. Mr. Hulett will also receive a sign-on cash bonus of $50,000, along with 12,500 performance stock units and 12,500 shares of restricted stock issued pursuant to the Company’s 2009 Omnibus Incentive Plan, as amended.

Mr. Gaehde has served as President of Lexia Learning (“Lexia”) since 2005 and became a member of the Company’s leadership team in 2013. Mr. Gaehde brings to the Company deep industry experience in literacy, software development and K–12 educational publishing. Having guided Lexia through several transformations, he has maintained a keen focus on Lexia’s mission to help improve student literacy in schools and districts throughout the United States. Prior to joining Lexia, Nick served as President of Educators Publishing Service, Inc., a publisher of literacy solutions for the K–8 market. Before that, he held product management and marketing positions at Vertigo Development Group, Lotus Development Corporation, and New England Business Service.

Messrs. Hulett and Gaehde will be entitled to participate in the Company's employee benefit, retirement and health plans. Under each respective executive employment agreement, Messrs. Hulett and Gaehde will be obligated to comply with customary restrictions on confidentiality, intellectual property ownership rights, noncompetition and nonsolicitation, and the Company will be obligated to hold harmless, indemnify and advance legal expenses arising from or out of Mr. Hulett's or Mr. Gaehde’s performance as an employee, officer or director of the Company. In connection with the appointment of Mr. Hulett and Mr. Gaehde as executive officers of the Company, the Company intends to enter into its standard, written indemnification agreement for officers and directors with each. A form of the indemnification agreement was filed as an exhibit to the Company's Registration Statement on Form S-1, as amended (File No. 333-153632).

As is the case with the Company's other executive officers, Mr. Hulett's and Mr. Gaehde’s performance-based compensation could be subject to recoupment in the event of a material restatement or adjustment of the Company's financial statements, as set forth in the Company's Policy on Recoupment of Performance Based Compensation, which has been filed as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 2014.

There are no family relationships between either Mr. Hulett or Mr. Gaehde and any director or executive officer of the Company, and each has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the Hulett Executive Employment Agreement is a summary only and is qualified in its entirety by reference to the Hulett Executive Employment Agreement, which will be filed as an exhibit to the Company’s upcoming quarterly 10-Q and incorporated therein by reference. A copy of the press release announcing Mr. Hulett’s appointment as President of Language and Mr. Gaehde’s appointment as an executive officer of the Company is attached hereto as Exhibit 99.1.

Item 9.01.              Financial Statements and Exhibits

(d)     Exhibits

Exhibit Number	Description of Exhibit

99.1	Press Release, dated August 8, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 8, 2017

ROSETTA STONE INC.
By:	/s/ Sonia Galindo
Name: Sonia Galindo
Title: General Counsel and Secretary

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